Exhibit 99a

CACI International Inc Issues

Initial Financial Guidance for FY06

·	FY 2006 revenues of $1.78 billion to $1.85 billion, up 10 to 15 percent, and diluted EPS of $3.10 to $3.25, up 12 to 19 percent

·	FY 2006 1st quarter revenues of $420 million to $430 million, and diluted EPS of $.71 to $.74

·	FY2006 operating cash flow of between $135 million and $150 million

·	Reaffirms previous guidance for 4th quarter and all of FY 2005

Arlington, Va., June 23, 2005 – CACI International Inc (NYSE:  CAI) a leading information technology and network solutions provider to the federal government, reaffirms its guidance for the fourth quarter and all of its fiscal year 2005 (FY 2005) ending June 30, 2005, and issues guidance for its upcoming fiscal year 2006 (FY 2006) beginning July 1, 2005, and its first quarter of FY 2006.

For the fourth quarter of FY 2005, CACI expects that revenues will range from $415 to $425 million, and diluted earnings per share will be between $0.71 and $0.74.  For all of FY 2005, revenues are expected to be between $1.608 billion and $1.618 billion, and diluted EPS will range from $2.74 to $2.78.

Based on the expectation of continuing strength in the national security markets and recent business trends, CACI projects its first quarter FY 2006 revenues to be in the range of $420 million to $430 million, and diluted EPS to be in the range of $0.71 to $0.74, assuming a diluted weighted average number of shares outstanding of 30.9 million.

For all of FY 2006, the company projects revenues to range from $1.78 billion to $1.85 billion, an increase of 10 to 15 percent over FY 2005 projected revenues, and that diluted EPS will be between $3.10 and $3.25, an increase of 12 to 19 percent over projected FY 2005 diluted earnings per share, assuming a diluted weighted average number of shares outstanding of 31.0 million.  The Company also projects that cash flows from operations will be between $135 million and $150 million for FY 2006.

The guidance information reported above does not include the effect of expensing the value of stock options.  Assuming the effective date of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (FAS 123R), is not postponed, as it previously has been, CACI plans to start recognizing the cost of stock options in its financial statements beginning July 1, 2005.  The company projects that this non-cash expense will reduce diluted EPS for the first quarter of FY 2006 by between 15 and 17 percent, and reduce diluted EPS for all of FY 2006 by approximately 7 to 9 percent.   The greater  effect of expensing options in the first  quarter relative to all of  FY 2006 results from immediate expense recognition that is required for certain option grants.

The costs of stock options, together with the expense the Company currently recognizes, and will recognize, for restricted stock units, represent non-cash expenses that by themselves do not affect operating cash flows.

Projected diluted EPS for FY 2005 would have been reduced by 5 to 7 percent had the company started recognizing the cost of options in its financial statements at the start of FY 2005.

The guidance presented herein excludes the impact of any acquisitions the company may complete in the coming year.

Financial Guidance

(Dollars and shares in millions, except earnings per share amounts)

	Fiscal 2005		Fiscal 2006
	Q 4	Full Year	Q 1	Full Year

Revenues	$415 - $425	$1,608 - $1,618	$420 - $430	$1,775 - $1,850

Diluted earnings per shares, exclusive of effect of stock option expense	$.71 - $.74	$2.74 - $2.78	$.71 - $.74	$3.10 - $3.25

Weighted average shares outstanding	30.9	30.5	30.9	31.0

Effect of FAS 123R on diluted EPS*	(5% - 7%)	(5% - 7%)	(15% - 17%)	(7% - 9%)

* For FY 2005, the impact of FAS 123R is based on the effect of option expense as though we had adopted the new standard July 1, 2004.  For FY2006, the effect of FAS 123R is based on  implementation of the new standard effective July 1, 2005.

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure  homeland security,  enhance decision-making,  and help government  to work  smarter,  faster,  and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,500 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection  with recompetes for present business and/or  competition  for  new business;  the risks and  uncertainties  associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.  In addition, the forward-looking statements included in this press release represent our views as of June 23, 2005.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.  These forward-looking statements should not be relied upon as representing our views as of any date subsequent to June 23, 2005.

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For investor information contact: David Dragics, Vice President, Investor Relations (703) 841-7835, ddragics@caci.com	For other information contact: Jody Brown, Executive Vice President, Public Relations (703) 841-7801, jbrown@caci.com